    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 6, 1997
                                                      REGISTRATION NO. 333-
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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-2
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                             UNITED STATIONERS INC.

             (Exact name of registrant as specified in its charter)

           DELAWARE                          5112                  36-3141189
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                      Number)

         2200 EAST GOLF ROAD                         OTIS H. HALLEEN
   DES PLAINES, ILLINOIS 60016-1267       VICE PRESIDENT, SECRETARY AND GENERAL
            (847) 699-5000                               COUNSEL
  (address, including zip code, and                2200 EAST GOLF ROAD
telephone number, including area code,       DES PLAINES, ILLINOIS 60016-1267
 of registrant's principal executive                  (847) 699-5000
               offices)                            FAX: (847) 699-3193
                                           (Name, address, including zip code,
                                           and telephone number, including area
                                               code, of agent for service)

                                   COPIES TO:

            MARY R. KORBY                            MICHAEL M. BOONE
      WEIL, GOTSHAL & MANGES LLP                  HAYNES AND BOONE, LLP
    100 CRESCENT COURT, SUITE 1300             901 MAIN STREET, SUITE 3100
       DALLAS, TEXAS 75201-6950                    DALLAS, TEXAS 75202
            (214) 746-7700                            (214) 651-5000
         FAX: (214) 746-7777                       FAX: (214) 651-5940

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
                           --------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. / /

    If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this Form, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /X/ 333-34937

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
----------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
----------------

    If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                                PROPOSED MAXIMUM     PROPOSED MAXIMUM
                 TITLE OF EACH CLASS OF                        AMOUNT TO         OFFERING PRICE          AGGREGATE
              SECURITIES TO BE REGISTERED                    BE REGISTERED          PER SHARE         OFFERING PRICE
Common Stock, par value $0.10 per share.................      800,000(1)             $38.00             $30,400,000
Warrants to purchase Common Stock(2)....................         3,375                 --                   --


                 TITLE OF EACH CLASS OF                        AMOUNT OF
              SECURITIES TO BE REGISTERED                  REGISTRATION FEE
Common Stock, par value $0.10 per share.................       $9,212.12
Warrants to purchase Common Stock(2)....................          --

(1) Includes the shares to be issued upon exercise of the Warrants.

(2) Warrants are to be sold by certain Selling Stockholders to the Underwriters and exercised in connection with this Offering. No additional consideration will be paid in respect of the sale of such Warrants.

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
                                EXPLANATORY NOTE

    This Registraiton Statement on Form S-2 is being filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended. The contents of the Registration Statement on Form S-2 (File No. 333-34937), filed by United Stationers Inc., a Delaware corporation (the "Company") with the Securities and Exchange Commission (the "Commission") on September 4, 1997, as amended by Amendment No. 1 to Registration Statement on Form S-2 filed by the Company with the Commission on October 3, 1997, which was declared effective by the Commission on October 6, 1997 (as amended, the "Registration Statement"), are incorporated herein by reference.

ITEM 16

    (a) Exhibits

 EXHIBIT
   NO.                DESCRIPTION
---------             ----------------------------------------------------------------------------------------------------
      1.1     --      Form of Underwriting Agreement(1)

      5.1     --      Opinion of Weil, Gotshal & Manges LLP(2)

     15.1     --      Letter regarding unaudited interim financial information(2)

     23.1     --      Consent of Weil, Gotshal & Manges LLP (included in the opinion filed as Exhibit 5.1 to the
                      Registration Statement(2)

     23.2     --      Consent of Ernst & Young LLP, independent auditors(2)

     23.3     --      Consent of Arthur Andersen LLP, independent certified public accountants(2)

     24.1     --      Powers of Attorney (included on signature page)(1)

------------------------

(1) Incorporated by reference to the Company's Registration Statement on Form S-2, as amended (Registration No. 333-34937).

(2) Filed herewith.

                        SIGNATURES AND POWER OF ATTORNEY

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Des Plaines, State of Illinois, on October 6, 1997.

                                UNITED STATIONERS INC.

                                By:            /s/ DANIEL H. BUSHELL
                                     -----------------------------------------
                                                 Daniel H. Bushell
                                             EXECUTIVE VICE PRESIDENT,
                                              CHIEF FINANCIAL OFFICER
                                              AND ASSISTANT SECRETARY

    Pursuant to the requirements of the Securities Act of 1933, Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

   FREDERICK B. HEGI, JR.*
------------------------------  Chairman of the Board         October 6, 1997
    Frederick B. Hegi, Jr.

                                President and Chief
    RANDALL W. LARRIMORE*         Executive Officer of the
------------------------------    Company (principal          October 6, 1997
     Randall W. Larrimore         executive officer of the
                                  Company)

                                Executive Vice President
    /s/ DANIEL H. BUSHELL         Chief Financial Officer
------------------------------    and Assistant Secretary     October 6, 1997
      Daniel H. Bushell           (principal financial and
                                  accounting officer)

       DANIEL J. GOOD*
------------------------------  Director                      October 6, 1997
        Daniel J. Good

      JAMES A. JOHNSON*
------------------------------  Director                      October 6, 1997
       James A. Johnson

       GARY G. MILLER*
------------------------------  Director                      October 6, 1997
        Gary G. Miller

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

      MICHAEL D. ROWSEY*
------------------------------  Director                      October 6, 1997
      Michael D. Rowsey

       JOEL D. SPUNGIN*
------------------------------  Director                      October 6, 1997
       Joel D. Spungin

    Daniel H. Bushell, by signing his name hereto, does sign and execute this Registration Statement on behalf of each of the above-named officers and directors of the Registrant on this 6th day of October, 1997, pursuant to powers of attorney executed by each of such officers and directors and previously filed with the Securities and Exchange Commission.

*By:       /s/ DANIEL H. BUSHELL
           ------------------------------------
           Daniel H. Bushell
           ATTORNEY-IN-FACT

                                     II-12